Exhibit 99.1

WILLIAM LYON HOMES REPORTS FIRST QUARTER 2015 RESULTS

NEWPORT BEACH, CA—May 8, 2015—William Lyon Homes (NYSE: WLH), a leading homebuilder in the Western U.S., announced results for its 2015 first quarter ended March 31, 2015.

2015 First Quarter Highlights (Comparison to 2014 First Quarter)

•	Net income available to common stockholders of $6.7 million, or $0.18 per diluted share

•	Consolidated revenue of $197.2 million, up 31%

•	Home sales revenue of $189.7 million, up 35%

•	New home deliveries of 388 homes, up 41%

•	Dollar value of orders of $268.2 million, up 35%

•	Net new home orders of 588, up 47%

•	Average sales locations of 54, up 69%

•	Dollar value of homes in backlog of $335.1 million, up 27%

•	Average sales price (ASP) of new homes delivered of $489,000

•	Homebuilding gross margin of $35.6 million, up 5%

•	Homebuilding gross margin percentage of 18.8%

•	Adjusted homebuilding gross margin percentage of 24.6%

•	SG&A percentage of 13.8%

•	Adjusted EBITDA of $23.0 million, up 12%

“We are very pleased to have started the year with continued positive operating momentum,” said William H. Lyon, Chief Executive Officer. “Home sales revenue increased by 35% to $189.7 million and deliveries increased by 41% to 388 units, resulting in net income of $6.7 million, or $0.18 per diluted share. While our focus last year was on expanding our geographic footprint and bolstering our supply of land within our existing markets, this year we are keenly focused on executing our financial and operational objectives and believe we are off to a good start. As the economy gains momentum and jobs continue to be created across our key Western regional markets, we are confident that we are on our way to another successful year for William Lyon Homes.”

Matthew R. Zaist, President and Chief Operating Officer stated, “We delivered another quarter of year-over-year improvement in our key operational metrics, including net new home orders, which increased by 47% to 588, and the number and dollar value of our backlog, which grew to 678 homes and $335.1 million, up 38% and 27%, respectively. Our average community count increased by 69% to 54 locations in the first quarter. We are experiencing an orderly progression of new home sales and absorption rates throughout the spring selling season, as orders have picked up momentum on a month-over-month basis throughout the quarter. This momentum has continued into the second quarter with 283 net new orders for April, a year-over-year gain of 148%. We continue to focus on new community openings and optimizing revenue in order to drive profits and returns for our shareholders.”

Operating Results

Home sales revenue for the first quarter of 2015 was $189.7 million, as compared to $140.3 million in the year-ago period, an increase of 35%. Our performance was driven by a 41% increase in the number of deliveries to 388 homes, compared to 276 homes delivered in the first quarter of 2014. Average sales price of homes delivered was $489,000 in the quarter, compared to $508,300 in the year-ago period. The modest decline in ASP primarily reflects changes in geographic and product mix contributing to closings during the quarter.

The dollar value of orders for the first quarter of 2015 was $268.2 million, an increase of 35%, from $199.2 million in the year-ago period. Net new home orders for the quarter were 588, up 47% from 400 in the first quarter of 2014. The overall increase in net new home orders was primarily driven by an increase in community count to 54 average sales locations, from 32 in the year-ago period, offset by a modest decline in absorption from 4.2 sales per month in the year-ago period to 3.6 sales per month in the current period. For the quarter, we saw monthly absorption rates range from a low of 3.0 sales per community in January to a high of 4.4 sales per community in March.

The dollar value of homes in backlog was $335.1 million as of March 31, 2015, an increase of 27% compared to $264.8 million as of March 31, 2014. The increase was driven by a 38% increase in units in backlog to 678 from 492 in the year-ago period.

Adjusted homebuilding gross margin percentage was 24.6% during the first quarter of 2015. Homebuilding gross margins for the first quarter of 2015 were 18.8%. In conjunction with the adoption of purchase accounting related to the Polygon acquisition, GAAP margins were impacted by approximately 230 basis points during the quarter.

SG&A expense during the first quarter of 2015 was 13.8% of homebuilding revenue, compared with 13.3% in the year-ago quarter. Breaking down the components of SG&A, sales and marketing expense was 6.4% of homebuilding revenue during the quarter, compared to 4.7% in the year-ago quarter, driven primarily by higher advertising costs and upfront marketing costs of approximately 0.7% of homebuilding revenue related to future community openings, as well as higher outside broker expenses of an additional 1.0% of homebuilding revenue, compared to the prior year period. General administrative expenses decreased to 7.4% of homebuilding revenue, compared to 8.7% in the year-ago quarter, as we continued to leverage off of a larger operating platform with a lower relative cost structure.

Balance Sheet Update

At quarter end, cash, cash equivalents and restricted cash totaled $30.0 million, escrow proceeds receivable totaled $7.2 million, real estate inventories totaled $1.5 billion, total debt was $995.7 million and total equity was approximately $600 million. Net debt to net book capitalization was 61.7%, and total debt to total book capitalization was 62.4% at March 31, 2015.

On March 27, 2015, the Company amended its revolving credit facility to, among other things, increase the maximum borrowing capacity from $100 million to $130 million and extend the maturity date of the facility by one year to August 7, 2017. The facility contains an accordion feature under which the Company may increase the total commitment to a maximum aggregate amount of $200 million, subject to certain conditions. The facility improves the Company’s liquidity and access to working capital.

Conference Call

The Company will host a conference call to discuss these results today, Friday, May 8, 2015 at 9:00 a.m. Pacific Time. The call will be available via both the telephone at (855) 851-4524 or (720) 634-2900, passcode #35035983, or through the Company’s website at www.lyonhomes.com in the Investor Relations section of the site. A replay of the call will be available through May 15, 2015 by dialing (855) 859-2056 or (404) 537-3406, passcode #35035983. A webcast replay of the call will also be available on the Company’s website approximately two hours after the broadcast.

About William Lyon Homes

William Lyon Homes is one of the largest Western U.S. regional homebuilders. Headquartered in Newport Beach, California, the Company is primarily engaged in the design, construction, marketing and sale of single-family detached and attached homes in California, Arizona, Nevada, Colorado, Washington and Oregon. Its core markets include Orange County, Los Angeles, San Diego, the San Francisco Bay Area, Phoenix, Las Vegas, Denver, Seattle and Portland. The Company has a distinguished legacy of more than 59 years of homebuilding operations, over which time it has sold in excess of 93,000 homes. The Company markets and sells its homes under the William Lyon Homes brand in all of its markets except for Colorado, where the Company operates under the Village Homes brand, and Washington and Oregon, where the Company operates under the Polygon Northwest brand.

Financial data included herein includes the Washington and Oregon operations from January 1, 2015 through March 31, 2015. There were no operations in the Company’s Washington and Oregon divisions for the three months ended March 31, 2014; therefore, period-over-period comparisons for Washington and Oregon are not meaningful (“NM”) as indicated in the comparative tables in the schedules attached to this release.

Certain statements contained in this release and the accompanying comments during our conference call that are not historical information contain forward-looking statements, including, but not limited to, statements related to: market and industry trends, the anticipated financial and operating results from execution of the Company’s growth strategy and focus on markets in the Western United States, the continued housing market recovery, expected community count growth, anticipated operating results for the second quarter of 2015 and the spring selling season, anticipated ASP, expected SG&A percentage, gross margins, future cash needs and liquidity, leverage ratios and backlog conversion rates. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Further, certain forward-looking statements are based on assumptions of future events which may not prove to be accurate. Factors that may impact such forward-looking statements include, among others: our ability to realize the anticipated benefits from the acquisition of Polygon Northwest; our ability to integrate successfully the Polygon Northwest operation with our existing operations; worsening in general economic conditions either nationally or in regions in which we operate; conditions in our newly entered markets and newly acquired operations; worsening in markets for residential housing; decline in real estate values resulting in impairment of our real estate assets; volatility in the banking industry and credit markets; uncertainties in the capital and securities markets; terrorism or other hostilities involving the United States; building moratorium or “slow-growth” or “no-growth” initiatives that could be implemented in states in which we operate; whether an ownership change occurred that could, under certain circumstances, have resulted in the limitation of our ability to offset prior years’ taxable income with net operating losses; changes in mortgage and other interest rates; conditions in the capital, credit and financial markets, including mortgage lending standards and the availability of mortgage financing; changes in generally accepted accounting principles or interpretations of those principles; changes in prices of homebuilding materials; the availability of labor and homebuilding materials; adverse weather conditions; competition for home sales from other sellers of new and resale homes; cancellations and our ability to realize our backlog; the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements; changes in governmental laws and regulations; our financial leverage and level of indebtedness and any inability to comply with financial and other covenants under our debt instruments; whether we are able to refinance the outstanding balances of our debt obligations at their maturity; anticipated tax refunds; limitations on our ability to utilize our tax attributes; limitations on our ability to reverse any remaining portion of our valuation allowance with respect to our deferred tax assets; the timing of receipt of regulatory approvals and the opening of projects; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, and the applicability and sufficiency of our insurance coverage; the availability and cost of land for future development; and additional factors discussed under the sections captioned “Risk Factors” included in our annual and quarterly reports filed with the Securities and Exchange Commission. The foregoing list is not exhaustive. New risk factors may emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risk factors on our business.

Investor/Media Contacts:

Larry Clark

Financial Profiles, Inc.

(310) 622-8223

WLH@finprofiles.com

WILLIAM LYON HOMES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except number of shares and per share data)

(unaudited)

	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014
Operating revenue
Home sales	$189,715	$140,299
Construction services	7,453	9,652

	197,168	149,951

Operating costs
Cost of sales — homes	(154,081)	(106,212)
Construction services	(6,029)	(8,068)
Sales and marketing	(12,224)	(6,558)
General and administrative	(13,948)	(12,136)
Amortization of intangible assets	(203)	(618)
Other	(288)	(562)

	(186,773)	(134,154)

Operating income	10,395	15,797
Other income, net	781	119

Income before provision for income taxes	11,176	15,916
Provision for income taxes	(3,570)	(4,574)

Net income	7,606	11,342
Less: Net income attributable to noncontrolling interests	(924)	(2,645)

Net income available to common stockholders	$6,682	$8,697

Income per common share:
Basic	$0.18	$0.28
Diluted	$0.18	$0.27
Weighted average common shares outstanding:
Basic	36,463,995	31,106,310
Diluted	37,633,831	32,604,620

WILLIAM LYON HOMES

CONSOLIDATED BALANCE SHEETS

(in thousands, except number of shares and par value per share)

	March 31,	December 31,
	2015	2014
	(unaudited)
ASSETS
Cash and cash equivalents	$29,450	$52,771
Restricted cash	504	504
Receivables	21,411	21,250
Escrow proceeds receivable	7,193	2,915
Real estate inventories	1,477,805	1,404,639
Deferred loan costs, net	15,773	15,988
Goodwill	60,887	60,887
Intangibles, net of accumulated amortization of $9,623 and $9,420 as of March 31, 2015 and December 31, 2014, respectively	7,454	7,657
Deferred income taxes, net, including valuation allowance of $1,567 and $1,626 at March 31, 2015 and December 31, 2014, respectively	88,361	88,039
Other assets, net	19,595	19,777

Total assets	$1,728,433	$1,674,427

LIABILITIES AND EQUITY
Accounts payable	$59,253	$51,814
Accrued expenses	74,290	85,366
Notes payable	96,921	39,235
Subordinated Amortizing Notes	18,957	20,717
5 3/4% Senior Notes due April 15, 2019	150,000	150,000
8 1/2% Senior Notes due November 15, 2020	429,849	430,149
7% Senior Notes due August 15, 2022	300,000	300,000

	1,129,270	1,077,281

Commitments and contingencies
Equity:
William Lyon Homes stockholders’ equity
Preferred stock, par value $0.01 per share; 10,000,000 authorized, no shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	—	—
Common stock, Class A, par value $0.01 per share; 150,000,000 shares authorized; 28,370,999 and 28,073,438 shares issued, 27,636,781 and 27,487,257 outstanding at March 31, 2015 and December 31, 2014, respectively	284	281
Common stock, Class B, par value $0.01 per share; 30,000,000 shares authorized; 3,813,844 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	38	38
Additional paid-in capital	408,791	408,969
Retained earnings	167,309	160,627

Total William Lyon Homes stockholders’ equity	576,422	569,915
Noncontrolling interests	22,741	27,231

Total equity	599,163	597,146

Total liabilities and equity	$1,728,433	$1,674,427

WILLIAM LYON HOMES

SELECTED FINANCIAL AND OPERATING INFORMATION

(unaudited)

	Three Months Ended March 31,
	2015	2014	Percentage % Change
	Consolidated Total	Consolidated Total
Selected Financial Information (1)
(dollars in thousands)
Homes closed	388	276	41%

Home sales revenue	$189,715	$140,299	35%
Cost of sales (excluding interest and purchase accounting adjustments )	(143,047)	(101,333)	41%

Adjusted homebuilding gross margin (2)	$46,668	$38,966	20%

Adjusted homebuilding gross margin percentage (2)	24.6%	27.8%	(11%)

Interest in cost of sales	(6,701)	(4,653)	44%
Purchase accounting adjustments	(4,333)	(226)	1817%

Gross margin	$35,634	$34,087	5%

Gross margin percentage	18.8%	24.3%	(23%)

Number of homes closed
California	135	168	(20%)
Arizona	25	50	(50%)
Nevada	34	47	(28%)
Colorado	41	11	273%
Washington	76	—	NM
Oregon	77	—	NM

Total	388	276	41%

Average sales price of homes closed
California	$587,700	$622,600	(6%)
Arizona	287,400	265,600	8%
Nevada	801,200	364,900	120%
Colorado	443,600	479,000	(7%)
Washington	411,600	—	NM
Oregon	343,900	—	NM

Total	$489,000	$508,300	(4%)

Number of net new home orders
California	184	233	(21%)
Arizona	44	63	(30%)
Nevada	46	82	(44%)
Colorado	85	22	286%
Washington	114	—	NM
Oregon	115	—	NM

Total	588	400	47%

Average number of sales locations during period
California	17	14	21%
Arizona	5	6	(17%)
Nevada	9	8	13%
Colorado	13	4	225%
Washington	5	—	NM
Oregon	5	—	NM

Total	54	32	69%

(1)	For the periods presented, the Company is reporting in six segments: California, Arizona, Nevada, Colorado, Washington and Oregon.
(2)	Adjusted homebuilding gross margin is a financial measure that is not prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. It is used by management in evaluating operating performance and in making strategic decisions regarding sales pricing, construction and development pace, product mix and other operating decisions. We believe this information is meaningful as it isolates the impact that interest and purchase accounting adjustments have on homebuilding gross margin and allows investors to make better comparisons with our competitors.

WILLIAM LYON HOMES

SELECTED FINANCIAL AND OPERATING INFORMATION

(unaudited)

	As of March 31,
	2015	2014
	Consolidated	Consolidated	Percentage %
	Total	Total	Change
Backlog of homes sold but not closed at end of period
California	207	271	(24%)
Arizona	66	76	(13%)
Nevada	85	107	(21%)
Colorado	128	38	237%
Washington	100	—	NM
Oregon	92	—	NM

Total	678	492	38%

Dollar amount of homes sold but not closed at end of period (in thousands)
California	$124,341	$161,217	(23%)
Arizona	18,147	20,869	(13%)
Nevada	56,715	63,947	(11%)
Colorado	57,237	18,779	205%
Washington	44,128	—	NM
Oregon	34,500	—	NM

Total	$335,068	$264,812	27%

Lots owned and controlled at end of period
Lots owned
California	2,318	2,305	1%
Arizona	5,396	5,330	1%
Nevada	2,982	2,938	1%
Colorado	938	1,041	(10%)
Washington	1,351	—	NM
Oregon	1,148	—	NM

Total	14,133	11,614	22%

Lots controlled
California	1,097	1,956	(44%)
Arizona	—	228	(100%)
Nevada	83	178	(53%)
Colorado	183	208	(12%)
Washington	728	—	NM
Oregon	1,249	—	NM

Total	3,340	2,570	30%

Total lots owned and controlled
California	3,415	4,261	(20%)
Arizona	5,396	5,558	(3%)
Nevada	3,065	3,116	(2%)
Colorado	1,121	1,249	(10%)
Washington	2,079	—	NM
Oregon	2,397	—	NM

Total	17,473	14,184	23%

WILLIAM LYON HOMES

SUPPLEMENTAL FINANCIAL INFORMATION

(unaudited)

	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014
Net income attributable to William Lyon Homes	$6,682	$8,697
Net cash used in operating activities	$(61,172)	$(169,736)
Interest incurred	$18,033	$9,395
Adjusted EBITDA (1)	$23,022	$20,506
Adjusted EBITDA Margin (2)	11.7%	13.7%
Ratio of adjusted EBITDA to interest incurred	1.3	2.2

Balance Sheet Data

	March 31, 2015	December 31, 2014
Cash, cash equivalents and restricted cash	$29,954	$53,275
Total William Lyon Homes stockholders’ equity	576,422	569,915
Noncontrolling interest	22,741	27,231
Total debt	995,727	940,101

Total book capitalization	$1,594,890	$1,537,247

Ratio of debt to total book capitalization	62.4%	61.2%
Ratio of debt to total book capitalization (net of cash)	61.7%	59.8%

(1)	Adjusted EBITDA means net income (loss) attributable to William Lyon Homes plus (i) provision for income taxes, (ii) interest expense, (iii) amortization of capitalized interest included in cost of sales, (iv) stock based compensation, (v) depreciation and amortization, (vi) non-cash purchase accounting adjustments, (vii) cash distributions of income from unconsolidated joint ventures, and (viii) equity in income of unconsolidated joint ventures. Other companies may calculate adjusted EBITDA differently. Adjusted EBITDA is not a financial measure prepared in accordance with U.S. GAAP. Adjusted EBITDA is presented herein because management believes the presentation of adjusted EBITDA provides useful information to the Company’s investors regarding the Company’s financial condition and results of operations because adjusted EBITDA is a widely utilized indicator of a company’s operating performance. Adjusted EBITDA should not be considered as an alternative for net (loss) income, cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. A reconciliation of net income attributable to William Lyon Homes to adjusted EBITDA is provided in the following table:
(2)	Calculated as Adjusted EBITDA as a percentage of operating revenue.

WILLIAM LYON HOMES

SUPPLEMENTAL FINANCIAL INFORMATION

(unaudited)

	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014
Net income attributable to William Lyon Homes	$6,682	$8,697
Provision for income taxes	3,570	4,574
Interest expense
Interest incurred	18,033	9,395
Interest capitalized	(18,033)	(9,395)
Amortization of capitalized interest included in cost of sales	6,701	4,653
Stock based compensation	1,351	1,011
Depreciation and amortization	557	1,345
Non-cash purchase accounting adjustments	4,333	226
Cash distributions of income from unconsolidated joint ventures	76	—
Equity in income of unconsolidated joint ventures	(248)	—

Adjusted EBITDA	$23,022	$20,506